Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following documents of our reports dated June 15, 2016, relating to the consolidated financial statements and management’s assessment of internal control over financial reporting of Elite Pharmaceuticals, Inc. and Subsidiary as well as included in the Annual Report on Form 10-K of the Company for the year ended March 31, 2016 and Form S-1 as filed with the Securities and Exchange Commission on June 27, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Registration Statement No. 333-197694 on Form S-8 dated July 29, 2014

Registration Statement No. 333-163907 on Form S-8 dated December 22, 2009

Registration Statement No. 333-132140 on From S-8 dated March 1, 2006

Registration Statement No. 333-118524 on From S-8 dated August 24, 2004

Buchbinder Tunick & Company LLP

Wayne, New Jersey

June 27, 2016